Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

LICENSE AGREEMENT

BETWEEN

[*]

AND

BIOSYNTHEMA INC.

LICENSE AGREEMENT

This Agreement, executed this 12th day of June, 2007, ("the Effective Date") is made by and between [*]("[*]"), and BioSynthema Inc., a corporation organized under the laws of the State of Missouri, USA, and having its principal place of business 4041 Forest Park Blvd., S1. Louis, Missouri, 63108 USA ("BioSynthema"), and hereafter referred to as the "Agreement". For the purpose of the Agreement, BioSynthema shall include a sublicensee to the Agreement.

INTRODUCTION

1. WHEREAS, [*] has made inventions relating to labelled somatostatin analogues covered in the patent case 100-7382 and patent case 118-7595, as set out in Schedule I annexed hereto (the "Patent") as set out in Schedules I and Ia, which were assigned to Novartis PharmaAG;

2. WHEREAS, Novartis Pharma AG of Basle, Switzerland, has entered into a License Agreement with [*] signed on December 21, 2006 granting [*] a non-exclusive, royalty-bearing right to the Patent, with the right to sublicense (the "[*] License");

3. WHEREAS, BioSynthema is the successor of certain intellectual property and related assets of Mallinckrodt Inc., to expand BioSynthema's research, development and commercialization of radiopharmaceutical products in the field of oncology, and

4. WHEREAS, [*] is willing to grant to BioSynthema certain sublicense rights under the [*] License, subject to the terms of the Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties mutually agree as follows: -

ARTICLE 1.

DEFINITIONS

As used in the Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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"Affiliate" an entity shall be deemed to be an "Affiliate" of BioSynthema whether a corporation or other business entity, that is controlling, controlled by or under common control with BioSynthema.

"Agreement" means this agreement together with all exhibits, schedules, or appendices, as may be attached, all as respectively amended, modified or supplemented by the Parties in accordance with the terms of the Agreement.

"BioSynthema License Rights" means the right to all of [*]'s interests in the [*] License and as defined in Section 4.1.1.

"BioSynthema Non-Exclusive Sublicense" means the non-exclusive sublicense granted by BioSynthema to a Third Party.

"Commercialization" means activities conducted by a Party either by itself or through a Third Party and directed to marketing, promoting, distributing, importing, exporting, offering for sale or selling a Licensed Product, which may include pre-launch market preparation, whether undertaken by a Party alone or with a partner or a sublicensee. When used as a verb, "Commercialize" means to engage in Commercialization.

"Control" means the direct or indirect ownership of more than fifty percent (50%) of the equity interest in such corporation or business entity, or the ability in fact to control the management decisions of such corporation or business entity.

"Cover" (including the variations such as "Covered", "Coverage" or "Covering") when applied to a patent means that the making, using, offering for sale, selling or importing of a given product would infringe a Valid Claim of a patent in the absence of a license under such patent. The determination of whether a product is Covered by a particular patent shall be made on a country-by-country basis.

"Diagnostic Field" means the use of Licensed Product for diagnostic purposes.

"Dollars" (including "U.S. Dollars" and the abbreviation "USD") means the lawful currency of the United States of America.

"Effective Date" means the date set forth at the outset of this Agreement.

"Euros" means the lawful currency of the European Union.

"Expiration Date" means, in relation to [*]'s rights and obligations and BioSynthema's rights and obligations under the Agreement, the date calculated on a country-by-country basis, upon which the Parties payment obligations shall expire.

"FDA" means thereto. the United Stares Food and Drug Administration and any successor agency

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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"First Commercial Sales" means the first shipment of a Licensed Product to an independent Third Party, by BioSynthema or its sublicensee, in a country following applicable Marketing Authorization of Licensed Product in such country, excluding for use in a clinical trial.

"[*] Designee" or "Designee" means an individual, corporation, partnership, association, joint-stock company, trust, which is designated by [*] pursuant to lawful purposes as the beneficiary of [*] considerations defined under Article 4.

"[*] License Agreement" means the Agreement dated and signed by [*] on December 21, 2006 by which Novartis grants [*] a non-exclusive license to develop, test, make, have made, use, sell, have sold, offer for sale, distribute, export or import a Licensed Product.

"Licensed Product" means any product in the Diagnostic or Therapeutic Field Covered by a Valid Patent Claim, excluding OctreoScan and OctreoTher, and shall include products, 1) unlabelled in combination with a radioisotope product, or 2) radiolabelled compound, or 3) an unlabelled compound, sold in a small quantity to be labelled by or for the customer on-site or locally with a generator isotope for diagnostic purposes.

"Marketing Authorization" means, with respect to a specific country or region in the Territory, the approval by the appropriate authority necessary for the Commercialization of a Licensed Product in that country or region. For the sake of clarity, Marketing Authorization shall not include the reimbursement approval by an appropriate authority.

"Net Sales" means, with respect to the Licensed Product (hereinafter collectively referred to as "Product"), the gross amount invoiced by or on behalf of the relevant Party and its Affiliates, its licensees or sublicensees for the Product sold to Third Parties other than licensees or sub- licensees in bona fide, arm's-length transactions, less the following customary deductions, determined in accordance with General Accounting Principles (GAP) as generally and consistently applied by that Party, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by such Party, its Affiliates or sublicensees with respect to the sale of such Product:

(i)	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product;
(ii)	amounts actually repaid or credited by reasons of defects, rejection recalls, returns, rebates and allowances of goods;
(iii)	charge-backs and other amounts paid on sale or dispensing of such Product;
(iv)	rebate amounts payable resulting from governmental mandated rebate programs;
(v)	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income);
(vi)	customary cash discounts for timely payment; (vii) delayed ship order credits;
(viii)	discounts pursuant to indigent patient programs and patient discount programs and coupon discounts; and
(ix)	all freight, postage and insurance included in the invoice price.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Sales from a Party to its Affiliates, its licensees or sublicensee for the Product sold shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

a)	In the case of any sale or other disposal of the Product between or among a Party and its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm's-length sale thereafter to a Third Party;
b)	In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice;
c)	In the case of any sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof, other than in an arm's-length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal.

In the event the Product is sold in a finished dosage form containing a Licensed Product in combination with one or more other active ingredients (a "Combination Product"), the Net Sales of the Product, for the purposes of calculating proposed royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Article) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably delayed or withheld.

"Party" means each of [*] and BioSynthema, and "Parties" means both together.

"Patent" means the patents and patent applications set out in Schedule I, all patents issuing in the future on said patent applications and any divisions, continuations and continuations-in-part, reexaminations, reissues, additions, extensions, supplementary certificates, and foreign counterparts thereof. Schedule I will specifically include the list of patents/patent applications corresponding to patent cases 100-7382 and 118-7595.

"Royalty Term" shall be as defined in Section 4.1.2.

"Sublicensee" means a third party granted certain license rights from BioSynthema for Licensed Product.

"Territory" means all countries and territories in the world.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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"Therapeutic Field" means the use of the Licensed Product for therapeutic purposes.

"Third Party" means a person or entity other than (i) BioSynthema, it's Affiliates, distributors or agents, or (ii) [*] or any of his designees or agents.

"Valid Patent Claim" means on a country-by-country basis a granted claim within the Patent, which has not been held invalid and/or unenforceable in a decision of a patent office, court or other government agency of competent jurisdiction, unappealable or unappealed within the time frame allowed for appeal.

ARTICLE 2.

LICENSE GRANT BY [*]

2.1 License.

Subject to the terms and conditions of this Agreement, [*] grants to BioSynthema all of [*]'s rights and interests to a worldwide, irrevocable, non-exclusive license, including the right to grant sublicenses, to develop, test, make, have made, use, sell, have sold, offer for sale, distribute, export or import a Licensed Product from the Effective Date of this Agreement and ending with the Expiration Date, after having the terms of the Patent extended due to regulatory delay where possible under the applicable law ("BioSynthema License Rights").

2.2 Sublicense.

2.2.1 [*] shall have the right to disapprove and block a proposed sublicense by BioSynthema of BioSynthema's License Rights to a third party, in which event [*] and BioSynthema shall meet to discuss the proposed sublicense by BioSynthema with the intent to resolve any issues that may arise for the purpose of BioSynthema executing such sublicense with a third party. Notwithstanding the above, [*] has approved BioSyntbema's right to enter into a sublicense agreement with Mallinckrodt Inc., for the license of BioSynthema's sublicense rights for the licensed product referred to as Lutate.

2.2.2	In the event that [*] is unable to act for the purpose of this provision, for any reason, including that of incapacity or the death of [*], [*] herein designates that Hendrik van Rossell, residing in Enkhuizen, the Netherlands, shall act in his place at all times for the purpose of approving a sublicense of BioSynthema to the license rights granted to BioSynthema by [*] herein.

2.2.2 Any sublicensee of BioSynthema shall be obligated to [*] to the same extent that BioSynthema is obligated to [*] under the Agreement, (including without limitation with respect to all restrictions, exceptions, royalty obligations, maintenance and availability for inspection of books and records, reports, termination

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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provisions and other provisions applicable to a sublicense), and any sublicense shall not relieve BioSynthema of any of its responsibilities under the Agreement and BioSynthema shall be :fully responsible and liable for all acts and omissions of its sublicensees.

2.2.3 BioSynthema shall have the right to negotiate a sublicense to the Agreement, as applicable, with a Third Party without notice to [*], and BioSynthema will in good faith negotiate reasonable and customary terms for such sublicense.

ARTICLE 3.

SUBLICENSE & AUDITS

3.1 Considerations.

In the event that a Third Party agrees to enter into a sublicense agreement with BioSynthema, the sublicense agreement will include specific provisions on payments to [*], including but not be limited to license and sublicense fees, royalty, Patent costs, and any other payments in kind (the "Proceeds"). In the event there is a conflict between the terms of the [*] License Agreement and a sublicense agreement, the terms of the [*] License Agreement shall prevail, at no costs to [*] and no financial compensation to BioSynthema by [*] related to a conflict between the terms of the [*] License Agreement and this Agreement, for general or specific damages.

3.2 Auditing Rights.

3.2.1 Upon the written request of [*] and not more than once in each calendar year, BioSynthema shall permit an independent certified public accounting firm of nationally recognized standing, selected by [*] and reasonably acceptable to BioSynthema, at [*]'s expense, to have access during normal business hours to such records of BioSynthema as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any years ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to [*] only whether the records are correct or not and the specific details concerning any discrepancies. All other confidential information of the accounting firm, including working papers, shall be shared exclusively with the legal counsel representing [*], and its subcontractors, for the purpose of analysis and verification, on a confidential basis, such that information provided by the accounting firm shall not be disclosed to [*].

3.2.2 If such accounting firm concludes that additional royalties were owed during such period, BioSynthema shall pay the additional royalties within thirty (30) days of the date of delivery by [*] to BioSynthema of such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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BioSynthema, provided however, that if the audit discloses that the royalties payable by BioSynthema for the audited period are more than one hundred and five percent (105%) of the royalties actually paid for such period, then [*] shall pay the reasonable and direct fees and expenses charged by such accounting firm. Any overpayment determined pursuant to this provision shall be credited to the next payment due hereunder from BioSynthema. If no further payments by BioSynthema will be due hereunder then a refund of any such overpayment will be made within thirty (30) days of the delivery of a detailed written accountants' report to the Parties hereto.

3.3.         Underpayment.

If at any time during the Term of the Agreement and thereafter, it is determined that BioSynthema or its Exclusive Licensee underreported sales to [*], then any royalty payments related to such under reporting of sales shall be reported and paid to [*] within sixty (60) days of BioSynthema or its Exclusive Licensee's first knowledge of such underpaymentwith Interest.

ARTICLE 4.

CONSIDERATION TO [*]

4.1   Royalty.

4.1.1 Royalty Rate. As a consideration for the license of all of [*]'s rights under the [*] License Agreement to BioSynthema, BioSynthema agrees to pay to [*] or [*] Designee a royalty on Net Sales of Licensed Product or, if and where BioSynthema License Rights are licensed to a Third Party, to cause its Sublicensee to pay such royalty on the Territory annual Net Sales of such Licensed Product during the- Royalty Term according to the following rate:

4.1.1.1	annual Net Sales up to USD fifty million ($ 50,000,000), [*] percent ([*]%)

4.1.1.2	incremental annual Net Sales from USD fifty million ($50,000,000) through USD one hundred million ($100,000,000), [*] percent ([*]%)

4.1.1.3	incremental annual Net Sales above USD one hundred million ($100,000,000), [*] percent ([*]%)

Payments to [*] by BioSynthema shall be made in Euros for all Net Sales invoiced in Euros by BioSynthema or its Sublicensee, without currency conversion, and in US Dollars for all other Net Sales. Such payments will be non-refundable and will not be subject to any claims by BioSynthema, its Sublicensee, or any Third party, for any reason.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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4.1.2   Royalty Term. The duration of the royalty obligation shall be determined on a country-by-country basis. Royalties shall be payable quarterly from the First Commercial Sales of the Licensed Product in a country (i) for the period such Licensed Product's use or sale is Covered by a Valid Patent in such country, or (ii) for a period of ten (10) years from First Commercial Sales; and if both (i) and (ii) are applicable, for the longer of either.

4.1.3   Report. BioSynthema sha11generate a report for [*] within sixty (60) days of the end of each calendar quarter and BioSynthema shall make payment in full to [*] the amount due [*] for the previous calendar quarter within sixty (60) days of issuing such report. The report shall set forth by country, (i) the Net Sales of Licensed Product, (ii) the number of units of Licensed Product sold and the royalties payable hereunder, (iii) the withholding taxes, if any, required by law to be deducted in respect of such sales, (iv) the date of the First Commercial Sales of the Licensed Product in each country during the reporting period, and (v) the exchange rates used in determining the amount of US Dollars, for such payments that are to be made in US Dollars. With respect to sales of the Licensed Product invoiced in Euros, the Net Sales, and royalties payable shall be expressed in Euros. ' With respect to sales of the Licensed Product invoiced in a currency other than Euros, the Net Sales and amounts due to [*] hereunder will be expressed in the US Dollars equivalent calculated on a monthly basis in the currency of the country of sale and converted to their US Dollar equivalent using the following method:

The Net Sales in each country in the Territory at each quarterly period shall be calculated by translating the Net Sales in local currency in each country in the Territory into those in Euros using the exchange rate mechanism in accordance with General Accounting Practice (GAP) as generally and consistently applied by U.S. Commercial Pharmaceutical Companies, for such currency calculations.

4.1.4    Interest. Payments due by BioSynthema under the Agreement, when overdue, shall bear interest at a rate per annum equal to LIBOR (London Interbank Offered Rate) plus one percent (1%) at the time such payment is due, and for the time period until payment is received by [*].

4.1.5    Confidential Financial Information. [*] shall treat all financial information subject to review under this Article 4 as confidential and shall cause his accounting firm to retain all such financial information in confidence, subject to Section 9.2.5.

4.1.6    Payment Method. Royalty, License Fee and Interest payments by BioSynthema under the Agreement shall be paid in US Dollars and/or in Euros as provided for in Section 4.1.2, by bank wire transfer or bank check in immediately available funds to such accounts as [*] shall designate before such payment is due.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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 4.1.7       Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where Licensed Product is sold, payment shall be made through such lawful means or methods as BioSynthema shall reasonably determine after consultation with [*].

4.1.8       Royalty Accrual. There shall be no obligation to pay [*] royalties on a reasonable amount of samples lawfully used in the Territory and on Licensed Product used (and not sold) during pre-clinical or clinical testing, or for physician preference testing, teaching or experimental purposes, or for any other similar pre-commercial uses of Licensed Product.

4.2          Designee.

4.2.1    [*] shall be entitled to assign his consideration rights during the term of the Agreement to a Designee, upon three months notice to BioSynthema or its Sublicensee and to cancel such assignment upon a three months prior notice to BioSynthema or its Sublicensee.

4.2.2    BioSynthema's payment to Designee shall relieve BioSynthema of any same payment to [*]. BioSynthema shall not be liable for any additional tax or costs that such Third Party beneficiary payment may cause.

ARTICLE 5.

PATENTS AND OWNERSHIP OF INTELLECTUAL PROPERTY

5.1          Patent Prosecution and Maintenance.

5.1.1      Pursuant to the [*] License, Novartis shall have the first responsibility to draft, file, extend, prosecute (including conducting opposition proceedings), and maintain (including conducting opposition proceedings) the Patent, and any and all of its substitutions, extensions, or supplementary protection certificates, reissues, renewals, divisions, patents of addition, or registrations of any kind, in the Territory.

5.1.2      All costs associated with filing, prosecution, maintenance, and term extension associated with regulatory delay of Patents shall be borne by Novartis .

5.1.3      Cooperation. [*] will keep BioSynthema informed of any notice from Novartis, of Novartis making any major decision relating to the maintenance of the Patent, and [*] shall provide written notification of such change no less than ninety (90) days prior to any change relating to the maintenance of the Patents in a country.

5.1.4      Should Novartis decide to abandon the Patent in one or several countries [*] assigns all of his rights to maintain the Patent under the [*] License to

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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BioSynthema. [*] shall provide written notice to BioSynthema thereof no less than five (5) days from receipt of notice from Novartis of its intent to abandon the Patent, and eighty (80) days prior to the final date for filing a response or submitting a payment to the relevant governmental office regarding such Patent after which the Patent would become abandoned. After receiving such notice, BioSynthema may, but is not obligated to, elect to continue preparation, filing and prosecution or maintenance of the discontinued Patent at its sole expense. Ownership of any such abandoned Patents by Novartis shall at the request of BioSynthema be fully assigned by [*] to BioSynthema. BioSynthema shall promptly prepare and execute such documents and perform such acts as may be reasonably necessary for assigning such sole ownership to BioSynthema at BioSynthema's sole expense and at no cost to [*].

5.1.5 Upon abandonment by Novartis of the Patents and election by BioSynthema to maintain said Patents [*] shall provide reasonable assistance to BioSynthema and cooperate in the defense of the Patents at the reasonable request of BiuSynthema, at BioSynthema's sole expense. BioSynthema or its Sublicensee shall also provide to [*] upon abandonment of the Patents that BioSynthema elects to continue, all relevant documentation of Patents filings including, but not limited to, records pertaining to the preparation, filing and maintenance of the Patents, at BioSynthema's or its Sublicensee's sole expense.

5.2          Infringement Claims Against Third Parties.

5.2.1 Cooperation. Each Party shall promptly provide written notice to the other Party during the Agreement Term of any known infringement or suspected infringement of the Patents by a Third Party's commercial making, using, offering for sale, selling, or importing Licensed Product.

5.2.2 Under the [*] License, Novartis shall have the first right, but not the obligation, to take, institute and prosecute legal proceedings of Patent infringements. In the event that Novartis elects not to take, institute and prosecute legal proceedings of Patent infringement by a Third Party, BioSynthema shall have the right, but Dot the obligation to take such action, without the approval of [*]. Any such action taken under this Section 5.2.2 shall be at BicSynthema's or its Sublicensee's sole - costs and benefits.

ARTICLE 6.
TRADEMARKS

BioSynthema shall have the sole right to select a trademark for Licensed Product ("BioSynthema Trademarks)

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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ARTICLE 7.

SUPPLY OF LICENSED PRODUCT FOR RESEARCH

Erasmus Pricing for Licensed Product Used for Research. In the event that Licensed Product is approved for patient use by Erasmus, BioSynthema agrees, and shall cause its Sublicensees, if any, to agree to supply Licensed Product to [*] and to Erasmus for all of Erasmus' Product needs at the best price the Product is sold in the European Union.

ARTICLE 8.

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1          Representations and Warranties of Both Parties. Each Party warrants and represents to the other Party that it has the full right and authority to enter into the Agreement and that to the best of its knowledge it is not aware of any reason which would inhibit its ability to perform the terms and conditions imposed on it by the Agreement.

8.2          Representations and Warranties of [*].

No Material Misstatements.       [*] has not intentionally failed to disclose any information actually known to it which would be material to BioSynthema entering into this Agreement, and to the best of his knowledge such information does not contain any untrue statement of material fact or omit to state a material fact.

8.3         Representations and Warranties of BioSynthema.

8.3.1     BioSynthema is duly organized and validly existing under the Laws of Missouri, USA and has fun legal power and authority to enter into the Agreement.

8.3.2     BioSynthema is not subject to any order, decree or injunction by any court of competent jurisdiction which prevents or materially delays the consummation of the transaction contemplated by the Agreement.

8.3.3     No Material Misstatements. BioSynthema (i) has fully disclosed to [*]; (ii) has not intentionally failed to disclose any information actually known to it which would be material to [*] entering into the Agreement, and to the best of its knowledge such information does not contain any untrue statement of material fact or omit to state a material fact.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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ARTICLE 9.
CONFIDENTIAL INFORMATION

9.1	Treatment of Confidential Information. In carrying out rights and obligations under the Agreement, the Parties may share proprietary information, but shall not be required to share proprietary information, which shall include any information in any form, whether disclosed orally, or in writing, of any nature, including, without limitation all: writings, reports, trade secrets, discoveries, ideas, inventions, know-how, business plans, business opportunities, future projects or products, projects or products under consideration, information related to [mances, costs, prices ("Confidential Information") with each other. Except as permitted by this Agreement, each Party shall and shall cause its/his Affiliates and/or licensees/sublicensees to treat Confidential Information received from the other Party as it treats its own proprietary information. In particular, it shall not disclose, divulge or otherwise communicate such Confidential Information to Third Parties, or use it for any purpose except pursuant to and in order to carry out its obligations under the Agreement during the Agreement Term; provided that, each Party (i) may disclose the Confidential Information to such of its directors, officers, employees, Affiliates, consultants, subcontractors, licensees, sublicensees, agents to the extent reasonably necessary to carry out its obligations under the Agreement and so far as disclosure is made to each individual on a need to know basis and each individual is bound by obligations of confidentiality at least as strict as those contained within the Agreement, and (ii) hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure or use of Confidential Information.

9.2	Release from Restrictions. The provisions of this Article 9 shall not apply to any Confidential Information which:

9.2.1   was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party or its Affiliates by the disclosing Party or its Affiliates, as evidenced by the prior written records of the receiving Party or its Affiliates; or

9.2.2   either before or after the date of the disclosure to the receiving Party or its Affiliates, is lawfully disclosed to the receiving party or its Affiliates by a Third Party rightfully in possession of the Confidential Information and not in breach of any obligation of confidentiality to the disclosing Party; or

9.2.3   either before or after the date of the disclosure to the receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or

9.2.4   is independently developed by or on behalf of the receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the disclosing Party or its Affiliates; or

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9.2.5 is reasonably determined to be required to be disclosed by the receiving Party or its Affiliates to comply with applicable securities or other laws, to defend or prosecute litigation or to comply with governmental regulations; the receiving Party or its Affiliates shall provide prior written notice within twenty (20) days of such disclosure to the disclosing Party or its Affiliates and shall take reasonable and lawful actions to prevent such disclosure and/or minimize the degree of such disclosure.

9.3 Exceptions. The restrictions set forth in this Article 9 shall not prevent either Party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to a Licensed Product in accordance with the terms of the Agreement; (ii) disclosing Confidential Information to governmental agencies to the extent required or desirable to secure government approval for the development or marketing of a Licensed Product; or (iii) disclosing all the necessary information to potential Third Party licensees or sublicensees, respectively, provided such Third Party is bound by confidentiality provisions at least as strict as the ones contained herein. In particular, [*] expressly authorizes BioSynthema to disclose the relevant terms of this Agreement to a potential sublicensee of Licensed Product. Such exception to the Confidentiality provisions does not allow BioSynthema to disclose any of the terms of the Agreement to other third parties without the approval of [*].

ARTICLE 10.

TERM AND REMEDIES FOR BREACH

10.1         Agreement Term. The Agreement Term shall commence on the Effective Date and end, unless earlier terminated pursuant to Section 10.2.1 on the Expiration Date under the Agreement.

10.2         Termination for Breach.

10.2.1 Either Party shall have the right to terminate the Agreement at any time with immediate effect by giving written notice to the other in the event that the other Party should willfully breach its obligation under the Agreement and should fail or be unable to rectify that breach either (i) within ninety (90) days of receipt of written notice specifying the breach, or (ii) within such additional time as may be reasonably necessary to rectify the breach.

10.2.2 In all other cases of breach, the exclusive remedy to a non-breaching Party for any material breach of the Agreement by the other Party shall be solely for monetary damages plus interest; no other remedies available by law or otherwise shall apply for a breach of the Agreement. The non-breaching Party shall have the right to demand monetary damages for alleged breach of the Agreement by the other Party, at any time with immediate effect, by giving written notice to the other Party in the event that the other Party should commit an alleged material breach of the terms of the Agreement and should fail or be unable to rectify that breach either (i) within sixty (60) days of receipt of

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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 written notice specifying the breach, or (ii) within such additional time as may be reasonably necessary to rectify the breach. For the sake of clarity, neither Party shall be entitled to terminate the Agreement for material breach by the other Party, except as provided under 10.2.1.

10.3     Termination for Bankruntcy. Only if required by applicable law, shall a Party have the right to terminate the Agreement in the event that the other Party becomes insolvent, makes assignment for the benefit of the creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party (except for involuntary bankruptcies which are dismissed within ninety (90) days), or has a receiver or trustee appointed for substantially all of its property. In the event of the insolvency of a Party, the other Party shall seek only monetary remedies through the applicable courts, and shall not seek termination of the Agreement. All remedies granted the Party not seeking court administration of its agreements and or operations, by a court of competent jurisdiction in insolvency and bankruptcy matters, shall be the sale remedies available to the other Party. In case of termination required by law: (i) due to BioSynthema's insolvency, all the rights shall revert to [*], or (ii) due to [*]'s insolvency, BioSynthema shall have a non-exclusive, perpetual, fully paid-up, royalty-free license under the Remaining Interests, with the right to sublicense and an exclusive perpetual, fully paid-up, royalty-free license, with the right to sublicense, under BioSynthema Exclusive Rights. Termination of the Agreement will not release the non-insolvent Party from any obligation to make any payments to the other Party which were accrued prior to and including the effective date of termination or expiration.

10.4        Effect of Termination.

10.4.1 Upon early termination of this Agreement by BioSynthema due to [*]'s willful and material breach of his obligations under the Agreement in accordance with Section 10.2.1, BioSynthema shall be entitled to the full proceeds due from any sublicensee or licensee under a non-exclusive license or sublicense as set forth in Article 3, including the portion of payments that should have normally been paid to [*]. In addition, BioSynthema shall have a sale, perpetual, fully paid-up, royalty- free license under the Remaining Interests, with the right to sublicense, as well as an exclusive perpetual, fully paid-up, royalty-free license, with the right to sublicense.

10.4.2 Upon early termination by [*] due to BioSynthema's willful and material breach of its obligations under the Agreement in accordance with Section 10.2.1, all the rights granted by [*] hereunder shall revert to [*]. In addition, [*] shall be entitled to the full Proceeds due from any of sublicensee or licensee as set forth in Article 3.

10.5        Survival. Any other provision and any definitions used in such Sections or Article which, by its terms, is understood to survive the termination or expiration of the Agreement shall survive the expiration or termination of this Agreement.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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ARTICLE 11.

INDEMNIFICATION

11.1         Indemnification by the Parties.

11.1.1   [*] agrees to indemnify and hold BioSynthema and its directors, officers, employees and agents (the "BioSynthema Indemnified Parties") harmless from and against any claims, losses, costs, damages, fees or expenses arising out of or otherwise relating to (i) the gross negligence or willful misconduct of [*] or (ii) a breach by [*] of any of his representations, warranties, covenants or agreements ("BioSynthema Losses"). The foregoing indemnification shall not apply to BioSynthema Losses to the extent that they are caused by the gross negligence or willful misconduct of BioSynthema.

11.1.2   BioSynthema agrees to indemnify and hold harmless [*] from and against any claims, losses, costs, damages, fees and expenses arising out of or otherwise relating to (i) the development, manufacture, if applicable, labelling, use, offer for sale, sale or other disposition of Licensed Product, (ii) the gross negligence or willful misconduct of BioSynthema or its sublicensee(s), or (iii) a breach by BioSynthema of any of its representations, warranties, covenants or agreements ("[*] Losses"). The foregoing indemnification shall not apply to [*] Losses to the extent that they are caused by the gross negligence or willful misconduct of [*].

ARTICLE 12.

MISCELLANEOUS

12.1    Publicity. Neither party shall originate any publicity, news release or other public announcement, written or oral, relating to the Agreement, including its terms, without the prior - approval of the other Party. Any such approval shall not be unreasonably withheld or delayed. Each Party shall to the extent consistent with applicable laws and regulations limit the disclosure of the financial terms set forth in this Agreement (such as by requesting confidential treatment of such terns in documents required to be filed with the U.S. Securities and Exchange Commission).

12.2    Force Majeure. Neither Party to the Agreement shall be responsible to the other Party for non performance or delay in performance of the terms or conditions of the Agreement due to acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party, but such force majeure shall toll any and all obligations and time periods for so long as such force majeure continues.

12.3    Governing Law. The Agreement shall be governed by and interpreted in accordance with the laws of the Netherlands without giving effect to principles of conflicts of law. Any dispute which cannot be solved amicably shall be submitted to the exclusive

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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jurisdiction of the courts of Amsterdam, the Netherlands, should [*] be the defendant, and of the courts of the City of St. Louis, Missouri, should BioSynthema be the defendant.

12.4   Waiver. The waiver by a Party of a breach or a default of any provision of the Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

12.5   Notices. Any notice or other communication in connection with the Agreement must be in writing and may be given by any of the following methods: (i) personal delivery against a signed receipt; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) by overnight delivery service which obtains a signed receipt; or (iv) by facsimile transmission with confirmation of delivery. Notice shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a written notice actually received by the addresser.

If to [*]:

[*]

[*]

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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If to BioSynthema:

Jack L. Erion

President

4041 Forest Park Blvd.

St. Louis, Missouri 63108

USA

With a copy to BioSynthema General Counsel:

Mary A. Palank

Palank & Associates LLC

1034 S. Brentwood Blvd., Suite 1630

St. Louis, Missouri 63117

USA

12.6    Payments. All payments to be made by either Party to the other Party shall be made to the bank account of the receiving Party as directed in writing by the receiving Party at the time payment is to be made.

12.7    No Agency. Nothing herein shall be deemed to constitute an agency, joint venture, amalgamation, partnership or other similar relationship between BioSynthema and [*]. Each Party shall be an independent contractor, not an employee or partner of the other Party. Each Party shall be responsible for the conduct of activities and for any liabilities resulting therefrom. Neither Party shall be responsible for the acts or omissions of the other Party, nor will either Party have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

12.8    Entire Agreement. The Agreement and Schedules hereto (which Schedules are deemed to be a part of the Agreement for all purposes) contain the full understanding of the- Parties with respect to the subject matter hereof and supersede, cancel and annul any prior written or oral understandings and agreements relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

12.9    Headings. The headings contained in the Agreement are for convenience of reference only and shall not be considered in construing the Agreement.

12.10  Severability. In the event that any provision of the Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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12.11    Assignment. Neither the Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to an Affiliate of the assigning Party and such assignment shall only remain effective as long as such Affiliate remains an Affiliate of the assigning Party or to any other Third Party who acquires all or substantially all of the business to which the Agreement relates of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of the Agreement. In all cases the assigning Party shall provide the other Party with prompt notice of any such assignment.

12.12    Successors and Assigns. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns under Section 12.11.

12.13    Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the dates below written.

[*]	BIOSYNTHEMA Inc.

Date: June 12th 2007	Date: June 12th 2007

/s/ Hendrik van Rossem
By:	Hendrik van Rossem

Title:	Chairman

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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SCHEDULE 1 — 1. Patent (Case 100-7382)

Country	Grant Date	Patent n°	Exp. Date
Australia	04.06.93	633859	04.12.09
Austria	09.12.97	403476	30.11.09
Belgium	20.11.90	1002296	05.12.09
Canada	22.02.00	2004532	04.12.09
Cyprus	01.12.95	1893	01.12.09
Denmark	30.08.04	175338	05.12.09
Finland	30.09.98	101967	11.07.14
Finland	31.12.98	102540	04.12.09
France	21.04.95	8915993	04.12.09
Germany	20.04.06	3991505	30.11.09
Great Britain	20.01.93	2225579	01.12.09
Greece	26.11.96	1002475	05.12.09
Hong Kong	21.12.95	1899/95	01.12.09
Hungary	20.09.95	211468	01.12.09
Ireland	05.12.94	62091	04.12.09
Israel	25.09.94	92534	04.12.09
Italy	19.10.93	1239285	05.12.09
Japan	10.06.05	3686503	04.12.09
Japan	05.12.97	2726320	04.12.09
Korea South	22.07.98	156541	22.07.13
Luxemburg	18.09.91	87633	05.12.09
Malaysia	31.03.95	106120	31.03.10
Netherland	03.04.03	194828	04.12.09
New Zealand	20.01.94	231623	04.12.09
Nigeria	13.04.93	10732	05.12.09
Pakistan	21.03.92	132014	05.12.09
Philippines	07.05.96	29649	07.05.13
Poland	28.09.93	163432	04.12.09
Portugal	20.10.95	92487	20.10.10
Saudi Arabia*			01.01.09
Singapore	15.04.97	38709	01.12.09
South Africa	28.08.91	89/9285	05.12.09
Spain	22.11.91	2023533	05.12.09
Sweden	09.11.98	8904087-7	04.12.09
Switzerland	30.08.91	678329-6	30.12.09
Tanganyida	30.09.97	2533	01.12.09
Trinidad+Tabago	14.11.95	78/95	01.12.09
USA	19.05.98	5753627	06.06.15

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Country	Grant Date	Patent n°	Exp. Date
USA	07.07.98	5776894	07.07.15

*Saudi Arabia: patent application still pending, filing number 95160495

SCHEDULE Ia — Additional Patent (Case 100-7774)

Country	Grant Date	Patent n°	Exp. Date
Belgium	09.08.00	515313	20.05.12
Canada	07.01.03	2069154	21.05.12
France	09.08.00	515313	20.05.12
Germany	09.08.00	515313	20.05.12
Great Britain	09.08.00	515313	20.05.12
Italy	09.08.00	515313	20.05.12
Japan	14.02.03	3397338	22.05.12
Netherlands	09.08.00	515313	20.05.12
Switzerland	09.08.00	515313	20.05.12

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